EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jones Lang LaSalle Incorporated:
We consent to the use of our report dated February 18, 2021, with respect to the consolidated financial statements of Jones Lang LaSalle Incorporated, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
Our report dated February 18, 2021, with respect to the consolidated financial statements, contains an explanatory paragraph related to Jones Lang LaSalle Incorporated’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Chicago, Illinois
August 9, 2021